Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2017 RESULTS

WARSAW, N.Y., April 25, 2017 – Financial Institutions, Inc. (Nasdaq: FISI), today reported financial results for the first quarter ended March 31, 2017. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon Insurance, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”).

Net income for the quarter was $7.9 million compared to $8.7 million for the fourth quarter of 2016 and $7.6 million for the first quarter of 2016. After preferred dividends, net income available to common shareholders was $7.6 million, or $0.52 per diluted share, compared to $8.3 million, or $0.57 per diluted share, for the fourth quarter of 2016 and $7.3 million, or $0.50 per diluted share, for the first quarter of 2016.

President and Chief Executive Officer Martin K. Birmingham stated, “We are off to a very good start in 2017 with first quarter earnings in-line with our expectations and ongoing execution of our strategic plan.

“In mid-February, we furthered our expansion in Buffalo with the opening of a new financial solution center in a prime downtown location. We look forward to serving the needs of downtown residents, businesses and workers, and we believe this branch opening will serve as an excellent foundation for continued growth in Buffalo and all of Western New York.

“We continued to invest in talent during the quarter with the addition of two Community Development Officers, one based in Buffalo and the other in Rochester. These new Five Star Bank associates are playing critical roles in the execution of our Community Reinvestment Act program to increase access to affordable loan and deposit services for low and moderate income customers. This is just one of our many efforts to support our communities, enhancing the quality of life and future outlook for those in need.”

First Quarter 2017 Highlights:

Diluted earnings per share (“EPS”) of $0.52 was $0.02 higher than the first quarter of 2016

Net interest income of $27.0 million increased $2.3 million, or 9.2%, as compared to the first quarter of 2016

Noninterest income of $7.8 million was $1.4 million, or 15.0%, lower than the first quarter of 2016

Excluding the net gain on investment securities from both periods and $911 thousand of death benefit proceeds from company owned life insurance in the first quarter of 2016, noninterest income was $7.6 million in the quarter as compared to $7.7 million in the first quarter of 2016

Return on average common equity was 10.02%

Return on average tangible common equity was 13.30% (computation of this non-GAAP measure provided in Appendix A)

Total assets, interest-earning assets, loans and deposits all reached record-high levels at quarter-end:

Total assets increased $149.5 million during the quarter, to $3.86 billion

Total interest-earning assets increased $95.1 million during the quarter, to $3.52 billion

Total loans increased $62.5 million during the quarter, to $2.40 billion

Total deposits increased $174.4 million during the quarter, to $3.17 billion

The quarterly cash dividend of $0.21 per common share represented a 2.58% dividend yield as of March 31, 2017, and a return of 40% of first quarter net income to common shareholders

Total risk-based capital was 12.75% at quarter-end, representing a strong capital position to support future growth

Credit quality remains strong with total non-performing loans to total loans of 0.33% at quarter-end

Chief Financial Officer Kevin B. Klotzbach added, “We generated solid loan and deposit growth, controlled expenses and maintained a stable net interest margin in the quarter. Our total loan portfolio increased 2.7% from year-end and 13.6% from March 31, 2016. This growth was funded primarily by deposits. Noninterest expense was up 1.1% from the fourth quarter of 2016, primarily due to higher occupancy and equipment expenses related to branch openings, and was down 1.3% from the year earlier period. The net interest margin was 3.23% for the quarter, up one basis point from the previous quarter.

“It is also important to note that results include a lower level of nonrecurring items, reflecting the higher overall quality of first quarter earnings.”

Net Interest Income and Net Interest Margin

Net interest income was $27.0 million for the first quarter of 2017, $273 thousand higher than the fourth quarter of 2016 and $2.3 million higher than the first quarter of 2016.

Average interest-earning assets for the quarter were $3.48 billion, $70.7 million higher than the fourth quarter of 2016 and $346.9 million higher than the first quarter of 2016. The primary driver of the increase was loans, which in turn were funded by increased deposits.

First quarter 2017 net interest margin was 3.23%, one basis point higher than the fourth quarter of 2016 and four basis points lower than the first quarter of 2016. First quarter 2017 net interest margin benefitted from approximately $100 thousand of mortgage-backed security pre-payment fees.

Noninterest Income

Noninterest income was $7.8 million for the first quarter of 2017 as compared to $9.1 million in the fourth quarter of 2016 and $9.2 million in the first quarter of 2016.

Excluding the net gain on investment securities from all periods, noninterest income was $7.6 million in the first quarter of 2017, $1.2 million lower than $8.8 million in the fourth quarter of 2016, and $1.0 million lower than $8.6 million in the first quarter of 2016.

The decrease from the fourth quarter of 2016 was primarily the result of a $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition recognized in the fourth quarter of 2016.

The decrease from the first quarter of 2016 was primarily the result of $911 thousand of death benefit proceeds from company owned life insurance, a nonrecurring event, received in the first quarter of 2016 and lower insurance income in the first quarter of 2017 due to the loss of legacy SDN accounts, partially offset by higher investment advisory income in the first quarter of 2017 associated with favorable market conditions and successful business development efforts.

Noninterest Expense

Noninterest expense was $20.9 million for the first quarter of 2017 as compared to $20.7 million in the fourth quarter of 2016 and $21.2 million in the first quarter of 2016.

The increase in noninterest expense as compared to the fourth quarter of 2016 was primarily the result of higher occupancy and equipment expenses from our organic growth initiatives.

The decrease in noninterest expense as compared to the first quarter of 2016 was primarily the result of lower professional services. Professional services in the first quarter of 2016 included approximately $360 thousand of expense associated with responding to the demands of an activist shareholder.

Income Taxes

Income tax expense was $3.2 million for the first quarter of 2017 as compared to $3.0 million in the fourth quarter of 2016 and $2.7 million in the first quarter of 2016. The effective tax rate was 28.5% for the first quarter of 2017, 25.9% in the fourth quarter of 2016, and 26.4% in the first quarter of 2016. The lower effective tax rate in the fourth quarter of 2016 was a result of the $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition, a non-taxable item. The lower effective tax rate in the first quarter of 2016 was the result of the $911 thousand of death benefit proceeds from company owned life insurance, also a non-taxable item.

Balance Sheet and Capital Management

Total assets were $3.86 billion at March 31, 2017, up $149.5 million from $3.71 billion at December 31, 2016, and up $343.3 million from $3.52 billion at March 31, 2016. The increases were largely the result of loan growth funded by deposit growth.

Total loans were $2.40 billion at March 31, 2017, up $62.5 million, or 2.7%, from December 31, 2016, and up $287.6 million, or 13.6%, from March 31, 2016.

Commercial business loans totaled $375.5 million, up $26.0 million, or 7.4%, from December 31, 2016, and up $57.7 million, or 18.2%, from March 31, 2016.

Commercial mortgage loans totaled $675.0 million, up $4.9 million, or 0.7%, from December 31, 2016, and up $84.7 million, or 14.3%, from March 31, 2016.

Residential real estate loans totaled $428.2 million, up $234 thousand, or 0.1%, from December 31, 2016, and up $45.7 million, or 11.9%, from March 31, 2016.

Consumer indirect loans totaled $786.1 million, up $33.7 million, or 4.5%, from December 31, 2016, and up $106.3 million, or 15.6%, from March 31, 2016.

Total deposits were $3.17 billion at March 31, 2017, an increase of $174.4 million from December 31, 2016, and an increase of $209.5 million from March 31, 2016. The increase from December 31, 2016, was primarily due to public deposit seasonality. The increase from March 31, 2016, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 31% of total deposits at March 31, 2017, compared to 27% at December 31, 2016 and 30% at March 31, 2016.

Short-term borrowings were $303.3 million at March 31, 2017, down $28.2 million from December 31, 2016, and up $124.1 million from March 31, 2016. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $325.7 million at March 31, 2017, compared to $320.1 million at December 30, 2016, and $314.0 million at March 31, 2016. Common book value per share was $21.21 at March 31, 2017, an increase of $0.39 or 1.9% from $20.82 at December 31, 2016, and an increase of $0.75 or 3.7% from $20.46 at March 31, 2016. The increases in shareholders’ equity and common book value per share are attributable to net income, less dividends paid, with a partial offset from net unrealized losses on securities available for sale, which is a component of accumulated other comprehensive loss.

During the first quarter 2017, the Company declared a common stock dividend of $0.21 per common share. The first quarter 2017 dividend returned 40% of first quarter net income to common shareholders.

Regulatory capital ratios at March 31, 2017, remained steady with slight downward pressure in comparison to the prior year as a result of strong loan growth and higher asset levels:

Leverage Ratio was 7.30%, compared to 7.36% and 7.46% at December 31, 2016, and March 31, 2016, respectively.

Common Equity Tier 1 Ratio was 9.46%, compared to 9.59% and 9.83% at December 31, 2016, and March 31, 2016, respectively.

Tier 1 Risk-Based Capital was 10.11%, compared to 10.26% and 10.56% at December 31, 2016, and March 31, 2016, respectively.

Total Risk-Based Capital was 12.75%, compared to 12.97% and 13.39% at December 31, 2016, and March 31, 2016, respectively.

Credit Quality

Non-performing loans were $8.0 million at March 31, 2017, compared to $6.3 million at December 31, 2016, and $8.6 million at March 31, 2016. The $1.7 million increase from December 31, 2016, was primarily due to higher commercial and residential real estate non-performing loans, partially offset by improvements in the consumer indirect loan portfolio.

The ratio of non-performing loans to total loans was 0.33% at March 31, 2017, compared to 0.27% at December 31, 2016, and 0.41% at March 31, 2016.

The provision for loan losses for the first quarter of 2017 was $2.8 million, a decrease of $576 thousand from the fourth quarter of 2016 and an increase of $413 thousand from the first quarter of 2016. During the fourth quarter 2016, the Company internally downgraded to substandard status one commercial business credit relationship with unpaid principal balances totaling $3.5 million. The downgrade necessitated a provision and increase in our allowance for losses of approximately $1.1 million. These loans were current with respect to principal and interest payments as of March 31, 2017; however, we continue to monitor this relationship closely.

Net charge-offs were $2.6 million during the first quarter of 2017, an $861 thousand increase compared to the prior quarter and a $749 thousand increase from the first quarter of 2016.

The ratio of annualized net charge-offs to total average loans was 0.45% in the current quarter, compared to 0.30% in the prior quarter and 0.36% in the first quarter of 2016.

The ratio of allowance for loan losses to total loans was 1.29% at March 31, 2017, 1.32% at December 31, 2016, and 1.30% at March 31, 2016.

The ratio of allowance for loan losses to non-performing loans was 388% at March 31, 2017, 489% at December 31, 2016, and 322% at March 31, 2016.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices and 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2017	2016
	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$149,699	$71,277	$110,721	$67,624	$110,944
Investment securities:
Available for sale	540,406	539,926	559,495	619,719	610,013
Held-to-maturity	545,381	543,338	528,708	478,549	476,283

Total investment securities	1,085,787	1,083,264	1,088,203	1,098,268	1,086,296
Loans held for sale	2,097	1,050	844	209	609
Loans:
Commercial business	375,518	349,547	350,588	349,432	317,776
Commercial mortgage	675,007	670,058	636,338	614,141	590,316
Residential real estate loans	428,171	427,937	425,882	408,367	382,504
Residential real estate lines	120,874	122,555	123,663	125,054	126,526
Consumer indirect	786,120	752,421	729,644	696,908	679,846
Other consumer	16,937	17,643	17,879	17,929	18,066

Total loans	2,402,627	2,340,161	2,283,994	2,211,831	2,115,034
Allowance for loan losses	31,081	30,934	29,350	28,525	27,568

Total loans, net	2,371,546	2,309,227	2,254,644	2,183,306	2,087,466
Total interest-earning assets	3,523,613	3,428,541	3,357,609	3,292,528	3,189,582
Goodwill and other intangible assets, net	75,343	75,640	75,943	76,252	76,567
Total assets	3,859,865	3,710,340	3,687,365	3,585,589	3,516,572
Deposits:
Noninterest-bearing demand	666,332	677,076	657,624	626,240	617,394
Interest-bearing demand	698,962	581,436	629,413	560,284	622,443
Savings and money market	1,069,901	1,034,194	1,052,224	960,325	1,042,910
Time deposits	734,464	702,516	724,096	711,156	677,430

Total deposits	3,169,659	2,995,222	3,063,357	2,858,005	2,960,177
Short-term borrowings	303,300	331,500	230,200	338,300	179,200
Long-term borrowings, net	39,078	39,061	39,043	39,025	39,008
Total interest-bearing liabilities	2,845,705	2,688,707	2,674,976	2,609,090	2,560,991
Shareholders’ equity	325,688	320,054	326,271	322,176	313,953
Common shareholders’ equity	308,348	302,714	308,931	304,836	296,613
Tangible common equity (1)	233,005	227,074	232,988	228,584	220,046
Unrealized gain (loss) on investment securities, net of tax	$(1,938)	$(2,530)	$9,444	$10,886	$7,555
Common shares outstanding	14,536	14,538	14,528	14,528	14,495
Treasury shares	156	154	164	164	197
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.30%	7.36%	7.39%	7.39%	7.46%
Common equity Tier 1 ratio	9.46%	9.59%	9.58%	9.63%	9.83%
Tier 1 risk-based capital	10.11%	10.26%	10.27%	10.33%	10.56%
Total risk-based capital	12.75%	12.97%	12.98%	13.08%	13.39%
Common equity to assets	7.99%	8.16%	8.38%	8.50%	8.43%
Tangible common equity to tangible assets (1)	6.16%	6.25%	6.45%	6.51%	6.40%
Common book value per share	$21.21	$20.82	$21.26	$20.98	$20.46
Tangible common book value per share (1)	$16.03	$15.62	$16.04	$15.73	$15.18
Stock price (Nasdaq: FISI):
High	$35.40	$34.55	$27.63	$29.49	$29.53
Low	$30.50	$25.98	$25.16	$24.56	$25.38
Close	$32.95	$34.20	$27.11	$26.07	$29.07

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2017	2016
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

SELECTED INCOME STATEMENT DATA:
Interest income	$30,538	$115,231	$29,990	$29,360	$28,246	$27,635
Interest expense	3,543	12,541	3,268	3,310	3,047	2,916

Net interest income	26,995	102,690	26,722	26,050	25,199	24,719
Provision for loan losses	2,781	9,638	3,357	1,961	1,952	2,368

Net interest income after provision
for loan losses	24,214	93,052	23,365	24,089	23,247	22,351

Noninterest income:
Service charges on deposits	1,745	7,280	1,888	1,913	1,755	1,724
Insurance income	1,431	5,396	1,134	1,407	1,183	1,672
ATM and debit card	1,329	5,687	1,500	1,441	1,421	1,325
Investment advisory	1,431	5,208	1,274	1,326	1,365	1,243
Company owned life insurance	445	2,808	468	486	486	1,368
Investments in limited partnerships	(30)	300	47	161	36	56
Loan servicing	120	436	104	104	112	116
Net gain on sale of loans held for sale	48	240	38	46	78	78
Net gain on investment securities	206	2,695	269	426	1,387	613
Net (loss) gain on other assets	(2)	313	28	199	82	4
Contingent consideration liability adjustment	—	1,170	1,170	—	—	—
Other	1,113	4,227	1,168	1,030	1,011	1,018

Total noninterest income	7,836	35,760	9,088	8,539	8,916	9,217

Noninterest expense:
Salaries and employee benefits	11,369	45,215	11,458	11,325	10,818	11,614
Occupancy and equipment	3,964	14,529	3,623	3,617	3,664	3,625
Professional services	1,199	6,184	948	956	2,833	1,447
Computer and data processing	1,171	4,451	1,116	1,089	1,159	1,087
Supplies and postage	537	2,047	499	490	464	594
FDIC assessments	457	1,735	452	406	441	436
Advertising and promotions	278	1,695	436	302	530	427
Amortization of intangibles	297	1,249	303	309	315	322
Other	1,670	7,566	1,880	2,124	1,896	1,666

Total noninterest expense	20,942	84,671	20,715	20,618	22,120	21,218

Income before income taxes	11,108	44,141	11,738	12,010	10,043	10,350
Income tax expense	3,165	12,210	3,045	3,541	2,892	2,732

Net income	7,943	31,931	8,693	8,469	7,151	7,618

Preferred stock dividends	365	1,462	365	366	366	365
Net income available to common shareholders	$7,578	$30,469	$8,328	$8,103	$6,785	$7,253

FINANCIAL RATIOS:
Earnings per share – basic	$0.52	$2.11	$0.58	$0.56	$0.47	$0.50
Earnings per share – diluted	$0.52	$2.10	$0.57	$0.56	$0.47	$0.50
Cash dividends declared on common stock	$0.21	$0.81	$0.21	$0.20	$0.20	$0.20
Common dividend payout ratio	40.38%	38.39%	36.21%	35.71%	42.55%	40.00%
Dividend yield (annualized)	2.58%	2.37%	2.44%	2.93%	3.09%	2.77%
Return on average assets	0.86%	0.90%	0.94%	0.94%	0.82%	0.90%
Return on average equity	9.94%	10.01%	10.68%	10.34%	9.07%	9.91%
Return on average common equity	10.02%	10.10%	10.81%	10.45%	9.10%	10.00%
Return on average tangible common equity (1)	13.30%	13.51%	14.37%	13.87%	12.22%	13.54%
Efficiency ratio (2)	59.09%	60.95%	56.99%	58.99%	66.00%	62.19%
Effective tax rate	28.5%	27.7%	25.9%	29.5%	28.8%	26.4%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) Efficiency ratio equals noninterest expense as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2017	2016
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$10,078	$3,116	$12,011	$1	$316	$70
Investment securities (1)	1,090,063	1,063,221	1,080,941	1,068,866	1,075,220	1,027,602
Loans:
Commercial business	363,367	336,633	347,496	352,696	329,901	316,143
Commercial mortgage	678,613	618,436	659,713	625,003	606,360	582,142
Residential real estate loans	429,746	404,456	425,687	417,854	391,826	382,077
Residential real estate lines	121,594	124,635	122,734	123,312	125,212	127,317
Consumer indirect	767,887	703,975	741,598	711,948	683,722	678,133
Other consumer	16,956	17,620	17,448	17,548	17,562	17,926

Total loans	2,378,163	2,205,755	2,314,676	2,248,361	2,154,583	2,103,738
Total interest-earning assets	3,478,304	3,272,092	3,407,628	3,317,228	3,230,119	3,131,410
Goodwill and other intangible assets, net	75,508	76,170	75,807	76,116	76,437	76,324
Total assets	3,754,470	3,547,105	3,679,569	3,593,672	3,507,760	3,405,451
Interest-bearing liabilities:
Interest-bearing demand	634,141	576,046	604,717	547,545	579,497	572,424
Savings and money market	1,030,363	1,010,510	1,076,884	981,207	1,017,911	965,629
Time deposits	721,404	697,654	711,061	722,098	698,505	658,537
Short-term borrowings	327,195	248,938	244,796	315,122	213,826	221,326
Long-term borrowings, net	39,067	39,023	39,050	39,032	39,015	38,997

Total interest-bearing liabilities	2,752,170	2,572,171	2,676,508	2,605,004	2,548,754	2,456,913
Noninterest-bearing demand deposits	657,190	633,416	655,445	638,417	621,912	617,590
Total deposits	3,043,098	2,917,626	3,048,107	2,889,267	2,917,825	2,814,180
Total liabilities	3,430,504	3,228,099	3,355,894	3,267,808	3,190,589	3,096,263
Shareholders’ equity	323,966	319,006	323,675	325,864	317,171	309,188
Common equity	306,626	301,666	306,335	308,524	299,831	291,848
Tangible common equity (2)	$231,118	$225,496	$230,528	$232,408	$223,394	$215,524
Common shares outstanding:
Basic	14,479	14,436	14,459	14,456	14,434	14,395
Diluted	14,528	14,491	14,511	14,500	14,489	14,465
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.46%	2.45%	2.41%	2.44%	2.48%	2.48%
Loans	4.19%	4.18%	4.17%	4.18%	4.17%	4.21%
Total interest-earning assets	3.64%	3.62%	3.60%	3.62%	3.61%	3.64%
Interest-bearing demand	0.14%	0.14%	0.14%	0.15%	0.14%	0.14%
Savings and money market	0.13%	0.13%	0.13%	0.14%	0.13%	0.13%
Time deposits	0.95%	0.90%	0.93%	0.91%	0.89%	0.88%
Short-term borrowings	0.86%	0.65%	0.70%	0.63%	0.65%	0.62%
Long-term borrowings, net	6.32%	6.33%	6.33%	6.33%	6.33%	6.34%
Total interest-bearing liabilities	0.52%	0.49%	0.49%	0.51%	0.48%	0.48%
Net interest rate spread	3.12%	3.13%	3.11%	3.11%	3.13%	3.16%
Net interest rate margin	3.23%	3.24%	3.22%	3.23%	3.23%	3.27%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2017			2016
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$30,934	$27,085	$29,350	$28,525	$27,568	$27,085
Net loan charge-offs (recoveries):
Commercial business	964	496	52	(31)	(27)	502
Commercial mortgage	(204)	340	212	127	2	(1)
Residential real estate loans	(26)	115	(1)	61	34	21
Residential real estate lines	33	89	41	4	44	—
Consumer indirect	1,758	4,489	1,361	896	904	1,328
Other consumer	109	260	108	79	38	35

Total net charge-offs	2,634	5,789	1,773	1,136	995	1,885
Provision for loan losses	2,781	9,638	3,357	1,961	1,952	2,368

Ending balance	$31,081	$30,934	$30,934	$29,350	$28,525	$27,568

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	1.08%	0.15%	0.06%	-0.03%	-0.03%	0.64%
Commercial mortgage	-0.12%	0.05%	0.13%	0.08%	0.00%	-0.00%
Residential real estate loans	-0.02%	0.03%	-0.00%	0.06%	0.03%	0.02%
Residential real estate lines	0.11%	0.07%	0.13%	0.01%	0.14%	0.00%
Consumer indirect	0.93%	0.64%	0.73%	0.50%	0.53%	0.79%
Other consumer	2.61%	1.48%	2.46%	1.79%	0.87%	0.79%
Total loans	0.45%	0.26%	0.30%	0.20%	0.19%	0.36%
Supplemental information (1)
Non-performing loans:
Commercial business	$3,753	$2,151	$2,151	$2,157	$2,312	$4,056
Commercial mortgage	1,267	1,025	1,025	1,345	1,547	1,781
Residential real estate loans	1,601	1,236	1,236	1,239	1,485	1,601
Residential real estate lines	336	372	372	274	182	165
Consumer indirect	1,040	1,526	1,526	1,077	1,015	943
Other consumer	23	16	16	9	15	21

Total non-performing loans	8,020	6,326	6,326	6,101	6,556	8,567
Foreclosed assets	58	107	107	294	281	187

Total non-performing assets	$8,078	$6,433	$6,433	$6,395	$6,837	$8,754

Total non-performing loans to total loans	0.33%	0.27%	0.27%	0.27%	0.30%	0.41%
Total non-performing assets to total assets	0.21%	0.17%	0.17%	0.17%	0.19%	0.25%
Allowance for loan losses to total loans	1.29%	1.32%	1.32%	1.29%	1.29%	1.30%
Allowance for loan losses to non-performing loans	388%	489%	489%	481%	435%	322%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2017	2016
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

Ending tangible assets:
Total assets	$3,859,865		$3,710,340	$3,687,365	$3,585,589	$3,516,572
Less: Goodwill and other intangible assets, net	75,343		75,640	75,943	76,252	76,567

Tangible assets	$3,784,522		$3,634,700	$3,611,422	$3,509,337	$3,440,005

Ending tangible common equity:
Common shareholders’ equity	$308,348		$302,714	$308,931	$304,836	$296,613
Less: Goodwill and other intangible assets, net	75,343		75,640	75,943	76,252	76,567

Tangible common equity	$233,005		$227,074	$232,988	$228,584	$220,046

Tangible common equity to tangible assets (1)	6.16%		6.25%	6.45%	6.51%	6.40%
Common shares outstanding	14,536		14,538	14,528	14,528	14,495
Tangible common book value per share (2)	$16.03		$15.62	$16.04	$15.73	$15.18
Average tangible assets:
Average assets	$3,754,470	$3,547,105	$3,679,569	$3,593,672	$3,507,760	$3,405,451
Less: Average goodwill and other intangible
assets, net	75,508	76,170	75,807	76,116	76,437	76,324

Average tangible assets	$3,678,962	$3,470,935	$3,603,762	$3,517,556	$3,431,323	$3,329,127

Average tangible common equity:
Average common equity	$306,626	$301,666	$306,335	$308,524	$299,831	$291,848
Less: Average goodwill and other intangible
assets, net	75,508	76,170	75,807	76,116	76,437	76,324

Average tangible common equity	$231,118	$225,496	$230,528	$232,408	$223,394	$215,524

Net income available to common shareholders	$7,578	$30,469	$8,328	$8,103	$6,785	$7,253
Return on average tangible common equity (3)	13.30%	13.51%	14.37%	13.87%	12.22%	13.54%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.